Alcoa and subsidiaries                           EXHIBIT 12

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

        Computation of Ratio of Earnings to Fixed Charges
             For the six months ended June 30, 1995
                   (in millions, except ratio)


                                                               1995
                                                               ----

Earnings:
   Income before taxes on income                           $  831.0
   Minority interests' share of earnings of majority-
      owned subsidiaries without fixed charges                   .1
   Equity income                                              (35.0)
   Fixed charges                                               66.3
   Proportionate share of income (loss) of 50%-owned
     persons                                                   34.9
     Distributed income of less than 50%-owned persons          -
   Amortization of capitalized interest                        12.1
                                                             ------

      Total earnings                                       $  909.4

Fixed Charges:
   Interest expense:
      Consolidated                                         $   50.9
      Proportionate share of 50%-owned persons                  3.8
                                                             ------
                                                               54.7
                                                             ------

   Amount representative of the interest factor in rents:
        Consolidated                                           11.5
      Proportionate share of 50%-owned persons                   .1
                                                             ------
                                                               11.6
                                                             ------

   Fixed charges added to earnings                             66.3
                                                             ------

   Interest capitalized:
      Consolidated                                               .9
      Proportionate share of 50%-owned persons                  -
                                                             ------
                                                                 .9
                                                             ------

   Preferred stock dividend requirements of
      majority-owned subsidiaries                               5.0
                                                             ------

      Total fixed charges                                  $   72.2
                                                             ======

Ratio of earnings to fixed charges                             12.6
                                                             ======
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